Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-135048) of Town Sports International Holdings, Inc. (the “Company”) of our report dated February 28, 2008 relating to the financial statements of Kalorama Sports Management Associates (A Limited Partnership) and Subsidiary, which appear in the Annual Report on Form 10-K of the Company.
/s/ Squire Lemkin + O’Brien
Rockville, Maryland
February 28, 2008